Exhibit 99.1
News Release

SECURITY FEDERAL CORPORATION ANNOUNCES EARNINGS INCREASE
FOR THE QUARTER ENDED MARCH 31, 2014

Aiken, South Carolina (April 28, 2014) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced first quarter results of its fiscal year ending December 31, 2014.  The Company reported net income available to common shareholders of $1.2 million or $0.41 per common share (basic) for the quarter ended March 31, 2014, an increase of $632,000 or 112.7% compared to net income available to common shareholders of $561,000 or $0.19 per common share (basic) for the quarter ended March 31, 2013. The increase in earnings for the quarter ended March 31, 2014 is primarily a result of a decrease of $1.0 million in the provision for loan losses offset slightly by a decrease of $409,000 in non- interest income compared to the same period in 2013.

The provision for loan losses declined $1.0 million or 91.3% from the first quarter of 2013 to $100,000 for the first quarter of 2014, driven by improved credit quality. Net charge-offs declined $862,000 or 63.5% to $496,000 for the first quarter of 2014 from $1.4 million for the comparable quarter in 2013, with the ratio of net charge-offs to gross loans falling to 0.55% in the first quarter of 2014 from 1.39% in the same quarter one year ago. The allowance for loan losses represented 496.0% of annualized net charge offs during the quarter ended March 31, 2014 compared to 204.4% of net charge offs during the comparable period in 2013.

Non-interest income decreased $409,000 or 21.0% to $1.5 million for the quarter ended March 31, 2014 from $1.9 million for the comparable quarter in 2013 primarily due to a decrease in gain on sale of investment securities of $300,000 or 78.0% combined with a decrease in grant income related to the Bank’s community development. During the quarter ended March 31, 2013, the Company recognized $416,000 in grant income compared to $282,000 for the same period in 2014.

Non-interest expense decreased $187,000 or 3.4% to $5.3 million for the quarter ended March 31, 2014 from $5.5 million for the comparable quarter in 2013. The decrease was primarily the result of a decrease in the net cost of operation of other real estate owned.  For the quarter ended March 31, 2014, net cost of operation of other real estate owned decreased $127,000 or 32.1% to $269,000 compared to $396,000 for the comparable period in 2013. The net cost of operation of other real estate owned includes all expenses associated with other real estate owned including write-down in value and gain or loss on sales incurred during the period.

For the three months ended March 31, 2014, the Company’s net interest margin increased 11 basis points to 2.90% from 2.79% for the same quarter in 2013, because of the decreased rates paid on deposits and Federal Home Loan Bank advances. As a result, net interest income increased $53,000 or 0.9% to $5.6 million for the three months ended March 31, 2014 compared to the comparable quarter in 2013.

Total assets at March 31, 2014 were $848.8 million compared to $849.2 million at December 31, 2013, a decrease of $468,000 or 0.1% for the three month period.  Net loans receivable decreased $3.9 million or 1.1% to $355.0 million at March 31, 2014 from $358.9 million at December 31, 2013 due to decreased loan demand.  Total deposits increased $8.4 million or 1.3% to $667.1 million at March 31, 2014 compared to $658.7 million at December 31, 2013.  FHLB advances, other borrowings, convertible senior debentures and subordinated debentures decreased $11.2 million or 10.5% to $95.8 million at March 31, 2014 from $107.0 million at December 31, 2013.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	For the quarter ended March 31,
	2014	2013
Total interest income	$7,193	$7,704

Total interest expense	1,550	2,114

Net interest income	5,643	5,590

Provision for loan losses	100	1,145

Net interest income after the provision
for loan losses	5,543	4,445

Non-interest income	1,536	1,945

Non-interest expense	5,326	5,513

Income before income taxes	1,753	877

Provision for income taxes	450	206

Net income	$1,303	$671

Preferred stock dividends and accretion
of preferred stock to redemption value	110	110

Net income available to common shareholders	$1,193	$561

Earnings per common share (basic)	$0.41	$0.19

	BALANCE SHEET HIGHLIGHTS
			%
	March 31, 2014	December 31, 2013	Change

Total assets	$848,780	$849,248	-0.1%

Cash and cash equivalents	8,145	7,630	6.7%

Total loans receivable, net	354,981	358,917	-1.1%

Investment and mortgage-backed securities	436,445	431,003	1.3%

Deposits	667,084	658,697	1.3%

Borrowings	95,791	106,982	-10.5%

Shareholders' equity	80,645	77,990	3.4%

Book value per common share	$19.92	$19.02	4.7%

Total risk based capital ratio (1)	22.0%	21.8%	0.9%

Non performing assets	15,335	13,960	9.8%

Non performing assets to total assets	1.81%	1.64%	9.9%

Allowance as a percentage of gross loans, held for
investment	2.72%	2.78%	-2.2%

(1)- This ratio is calculated using Bank only information and not consolidated information.